Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III	John W. Hobbs
Chief Executive Officer	Chief Financial Officer
CommunitySouth Bancshares, Inc.	CommunitySouth Bancshares, Inc.
864-306-2540	864-306-2540
aducker@csbat.com	jhobbs@csbat.com

COMMUNITYSOUTH BANCSHARES, INC. REPORTS
STRONG SECOND QUARTER 2006 RESULTS

Easley, SC – July 26, 2006 — CommunitySouth Bancshares, Inc. (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, today reported net income of $260,255 or $0.06 per diluted share for the second quarter of 2006, compared to a net loss of $312,122, or $0.08 per diluted share for the second quarter of 2005. Earnings for the first six months of 2006 totaled $452,541 or $0.11 per diluted share, compared with a net loss of $866,056 or $0.23 per diluted share for the first six months of 2005, the Bank’s first year of operation.

“This quarter represents our fourth consecutive quarter of profitability since we began operations in January of 2005,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth Bancshares, Inc. “Our earnings continue to increase, driven by greater than planned loan growth, an expanding net interest margin, and focused expense control. We view opportunities for continued growth to remain strong, especially due to the opening of our new branch in Anderson next week. This opening, coupled with the debut of our Greer office in late fall, will bring the total number of offices serving the Upstate to five by the end of 2006. This expansion should continue to provide revenue growth opportunities for our Company.”

Highlights for the second quarter of 2006 include the following:

•	Total assets grew $40 million, or 25%, for the quarter. Year-to-date assets grew 48%.

•	Net loans reached $169 million, up 24% or $33 million, for the quarter. Net loans have grown 48% year-to-date. Real estate continues to be the driver of loan growth.

•	Total deposits grew 30% for the quarter to $173 million. Year-to-date deposit growth is 62%.

•	Net interest margin for the quarter was 4.17%, a decline of 17 basis points from the previous quarter. The decline was due to higher deposit costs and commercial borrowers requesting fixed rate loans.

•	Net interest income rose $252,652, or 17%, for the quarter. This increase in net interest income is the result of the Bank’s strong loan growth.

•	Asset quality remained extremely strong with only 0.16% adversely classified assets and no 90 day delinquencies at quarter end.

CommunitySouth’s performance since its inception has been extremely strong compared to its peer banks. According to data supplied by SNL Financial, the leading financial information provider for the financial services industry, CommunitySouth ranked fourth in asset size and first in net income among the 31 banks nationwide that opened in the first quarter of 2005, as of the end of the first quarter 2006.

“We are very proud of accomplishments of this magnitude in such a short period of time,” said Ducker. “These results are only possible due to the commitment and passion of our officers and employees, and the support of our shareholders, customers, and communities. We are very excited about future opportunities for our Company.”

CommunitySouth Bancshares, Inc. (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. Fueled by the largest initial public offering ever for a South Carolina-based bank, the company capitalized with $30 million and has since grown assets to over $200 million. In operation for less than two years, CommunitySouth has been named the fastest growing de novo bank in South Carolina.

CommunitySouth is headquartered in Easley, South Carolina and plans to cover the entire Upstate market. Currently the bank operates full-service offices in Easley, Mauldin and Spartanburg, and plans to open full-service offices in Anderson on July 31 and in Greer in late 2006.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, online banking with bill pay, automated telebanc, and courtesy overdraft coverage.

For additional information about CommunitySouth, call 864-306-2540 or visit www.communitysouthbankandtrust.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

2